Exhibit 10.10

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

LICENSE AGREEMENT

by and between

CLEARSIDE BIOMEDICAL, INC.

and

AURA BIOSCIENCES, INC.

July 3, 2019

-i-

6.	REGULATORY MATTERS		19

	6.1	Regulatory Filings and Interactions	19

	6.2	Notice of Adverse Events Affecting Licensed Products and Clearside Suprachoroidal Microneedle Technology	19

	6.3	Rights of Reference	20

7.	CONFIDENTIALITY AND PUBLICATION		20

	7.1	Nondisclosure Obligation	20

	7.2	Publicity	22

8.	REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION		22

	8.1	Mutual Representations and Warranties	22

	8.2	Additional Representations and Warranties of the Parties	23

	8.3	Warranty Disclaimer	24

	8.4	Certain Covenants	24

	8.5	Indemnification	25

	8.6	Limitation of Liability	26

	8.7	Insurance	26

9.	INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS		26

	9.1	Inventorship	26

	9.2	Ownership	26

	9.3	Prosecution and Maintenance of Patent Rights	27

	9.4	Third Party Infringement	29

10.	TERM AND TERMINATION		30

	10.1	Term	30

	10.2	Termination Rights	30

	10.3	Effect of Expiration or Termination; Survival	32

11.	MISCELLANEOUS		32

	11.1	Assignment	32

	11.2	Governing Law	32

	11.3	Entire Agreement; Amendments	32

	11.4	Severability	32

	11.5	Headings	33

-ii-

11.6	Waiver of Rule of Construction	33

11.7	No Implied Waivers; Rights Cumulative	33

11.8	Notices	33

11.9	Compliance with Export Regulations	34

11.10	Force Majeure	34

11.11	Dispute Resolution	34

11.12	Independent Contractors	35

11.13	Counterparts	35

11.14	Binding Effect; No Third Party Beneficiaries	35

-iii-

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”), effective as of July 3, 2019 (the “Effective Date”), is by and between Clearside Biomedical, Inc., a Delaware corporation having a principal place of business at 900 North Point Parkway, Suite 200, Alpharetta, GA 30005 (“Clearside”) and Aura Biosciences, Inc., a Delaware corporation having its principal place of business at 85 Bolton Street, Cambridge, MA 02140 (“Aura”).

RECITALS:

WHEREAS, Aura owns or controls rights and technology useful to the research, development and commercialization of products and product candidates to treat, diagnose or prevent neoplasms of the choroid of any size or disease stage, including, without limitation, choroidal melanoma, ocular metastases occurring in the choroid, and collectively, neoplasms known as ocular cancers;

WHEREAS, Clearside controls a proprietary tissue targeting microinjection platform for the treatment of diseases of the eye and delivery of pharmaceutical agents to specific portions of the eye, including the delivery of pharmaceutical compositions and formulations to the suprachoroidal space;

WHEREAS, Aura desires to obtain an exclusive, worldwide license to the Clearside microinjection platform for the treatment of diseases of the eye for the purpose of developing and commercializing Licensed Products (as defined herein); and

WHEREAS, Clearside desires to grant such an exclusive, worldwide license to Aura, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.	DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1    “Affiliate” means a corporation or non-corporate business entity that, directly or indirectly, controls, is controlled by, or is under common control with the Person specified, for so long as such control continues. An entity will be regarded as in control of another entity if: (a) it owns, directly or indirectly, at least 50% of the voting securities or capital stock of such entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (b) it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or non-corporate business entity, as applicable, whether through the ownership or control of voting securities, by contract or otherwise.

1.2    “Applicable Law” means all statutes, ordinances, regulations, rules, or orders of any Governmental Authority that may be in effect from time to time and applicable to the activities contemplated by this Agreement.

1.3    “Aura Improvements” mean any improvements, ideas, Inventions, developments, derivatives, modifications, technologies, discoveries, Know-How and techniques, whether or not patentable, conceived or reduced to practice by Aura or its Affiliates or Sublicensees during the Term of this Agreement that are Controlled by Aura and Cover or relate to any Licensed Product (excluding the Clearside Suprachoroidal Microneedle Technology component or aspect of any Licensed Product).

1.4    “Background IP” of a Party means any and all discoveries, developments, improvements, know-how, combinations, formulations, compositions of matter, data, processes and other inventions, whether or not patentable, in such Party’s ownership, possession or Control prior to the Effective Date or made, conceived or reduced to practice by such Party outside the scope of the Agreement and without the use of any Background IP of the other Party.

1.5    “Business Day” means a day other than Saturday, Sunday or any day on which banks located in Atlanta, Georgia or Boston, Massachusetts are authorized or obligated by Applicable Law to close. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

1.6    “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that (a) the first Calendar Quarter of the Term shall begin on the Effective Date and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of the Term shall end on the last day of the Term and (b) the first Calendar Quarter of a Royalty Term for the Licensed Product in a country shall begin on the First Commercial Sale of the Licensed Product in such country and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of a Royalty Term shall end on the last day of such Royalty Term.

1.7    “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, that (a) the first Calendar Year of the Term shall begin on the Effective Date and end on the first December 31 thereafter and the last Calendar Year of the Term shall end on the last day of the Term.

1.8    “Change of Control” means any transaction or series of related transactions which shall result in (a) direct or indirect ownership of more than fifty percent (50%) of the voting stock or assets of a Party or an Affiliate that controls such Party by Persons who are not shareholders of the Party or the controlling Affiliate of such Party prior to such transaction or series related transactions, provided, however that a bona fide financing in which new shares of capital stock are sold shall not constitute a Change of Control, (b) the merger of a Party with or into a Third Party in a transaction in which the shareholders of the merging Party prior to such transaction do not retain a majority interest in the entity surviving the merger, or (c) the sale of all or substantially all of the assets of a Party.

1.9    “Clearside Improvements” mean any improvements, ideas, Inventions, developments, derivatives, modifications, technologies, discoveries, Know-How and techniques, whether or not patentable, conceived or reduced to practice by Clearside, its Affiliates or its Third Party licensors party to a Clearside In-License during the Term of this Agreement that are Controlled by Clearside or its Affiliates and Cover or relate to the Clearside Suprachoroidal Microneedle Technology.

1.10    “Clearside In-License” means (a) the Emory/GTRC License Agreement, and (b) any other agreement entered into between Clearside and a Third Party after the Effective Date under which, pursuant to Section 2.4, Aura has rights and obligations with respect to, or which otherwise Cover, the Licensed Product and is necessary to Develop, Commercialize and/or Manufacture such Licensed Product in the Field.

1.11    “Clearside Manufacturing Technology” means all Patent Rights, Know-How and Improvements owned or Controlled by Clearside or its Affiliates (including all technology and patent rights with respect to the manufacturing process) at any time during the term of the Supply Agreement, which is necessary or useful for the Manufacture of the Clearside Product.

1.12    “Clearside Suprachoroidal Microneedle Technology” means Clearside’s suprachoroidal drug delivery platform and/or microinjectors and microneedles necessary or reasonably useful for the Development, Manufacture or Commercialization of Licensed Products in the Field, as in existence as of the Effective Date and as further improved, modified, or enhanced during the Term of this Agreement.

1.13    “Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial or Post-Approval Study, as applicable.

1.14    “Combination Product” means a Licensed Product that is sold for a single price that includes (a) a compound, preparation, substance or formulation owned or Controlled by Aura in the Field (an “Aura Compound”) that is delivered to the suprachoroidal space using the Clearside Suprachoroidal Microneedle Technology and (b) a laser or light source, system or device to activate such Aura Compound.

1.15    “Commercialization” or “Commercialize” means any and all activities directed to marketing, promoting, distributing, importing, exporting, using, offering to sell and/or selling the Licensed Product, including the conduct of Post-Approval Studies, and activities directed to obtaining pricing and reimbursement approvals, as applicable. Aura shall not Commercialize any Licensed Products under the same or substantially similar name as any Clearside product and shall use a different active ingredient(s), trade dress and NDC number (in the US).

1.16    “Commercially Reasonable Efforts” means [***].

1.17    “Confidential Information” means any and all information and data, including without limitation all scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial, trade secret and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement. Licensed IP and Sublicensed IP are Confidential Information of Clearside.

1.18    “Control”, “Controls” or “Controlled by” means [***].

1.19    “Cost of Goods” means [***].

1.20    “Cover,” “Covering” or “Covers” means that in the absence of a license granted under a Valid Claim, the Development, Manufacture or Commercialization of the Licensed Product would or is reasonably likely to infringe such Valid Claim.

1.21    “Development,” “Developing” or “Develop” means the research and development activities related to the generation, characterization, optimization, construction, expression, use and production of the Licensed Product, any other research and development activities related to the pre-clinical testing and qualification of the Licensed Product for clinical testing, and such other tests, studies and activities as may be required or recommended from time to time by any Regulatory Authority to obtain Regulatory Approval of the Licensed Product, including toxicology studies, statistical analysis and report writing, pre-clinical testing, Clinical Studies and regulatory affairs, product approval and registration activities.

1.22    “Emory/GTRC License Agreement” means that certain License Agreement between Emory University, The Georgia Tech Research Foundation and Clearside dated as of the 4th day of July, 2012, as amended April 2, 2014, December 2, 2016 and April 1, 2018, and as further amended from time to time in accordance with Section 2.3.

1.23    “Field” means the treatment, prevention and diagnosis of choroidal melanoma, including pre-cancerous cells and indeterminate lesions in the choroid, and choroidal metastases.

1.24    “First Commercial Sale” means, with respect to a Licensed Product in a country, the first sale for end use of such Licensed Product to a Third Party in such country after all required Regulatory Approvals have been granted by the Regulatory Authority of such country.

1.25    “GAAP” means generally accepted accounting principles in the United States, or internationally, as appropriate, consistently applied.

1.26    “Generic Product” means, with respect to a Licensed Product, any product other than a generic product authorized by Aura that contains the same compound, preparation, substance or formulation as such Licensed Product and that is approved by a Regulatory Agency for administration to the suprachoroidal space and sold under an approved Marketing Authorization Application granted by a Regulatory Authority to a Third Party that is not a Sublicensee of Aura or its Affiliates and did not obtain such product in a chain of distribution that includes any of Aura, its Affiliates, or Sublicensees.

1.27    “Governmental Authority” means any court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, region, state or local authority, or any political subdivision thereof, or any association of countries, including without limitation any Governmental Authority.

1.28    “IND” means an Investigational New Drug Application, Clinical Trial Application or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.29    “Initiate”, “Initiated” or “Initiation” means, with respect to a Clinical Study, the administration of the first dose to the first subject in such study; provided, however, that in the case of a Clinical Study in which the protocol is a combination of a Phase I Clinical Trial and a Phase II Clinical Trial, the Phase II Clinical Trial portion of such Clinical Study shall be deemed Initiated only upon commencement of the Phase II Study portion of such Clinical Trial.

1.30    “Invention” means any technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology process, composition of matter, article of manufacture, discovery or finding, patentable or otherwise, that is made, generated, conceived or otherwise invented as a result of a Party exercising its rights or carrying out its obligations under this Agreement, whether directly or via its Affiliates, agents or independent contractors, including all rights, title and interest in and to the intellectual property rights therein.

1.31    “Know-How” means all biological materials and other tangible materials, inventions, practices, methods, protocols, formulas, knowledge, know-how, trade secrets, processes, assays, skills, experience, technology, prototypes, techniques and results of experimentation and testing, including without limitation pharmacological, toxicological and pre- clinical and clinical test data and stability, analytical and quality control data, patentable or otherwise.

1.32    “Knowledge,” with respect to a Party, means the actual knowledge of any of the executive officers of such Party.

1.33    “Licensed Know-How” means all Know-How that is Controlled by Clearside or its Affiliates (including the Sublicensed Know-How) and is useful or necessary in connection with the Development, Manufacture and Commercialization of a Licensed Product and, solely to the extent Section 5.4 becomes applicable, the Manufacture of Clearside Products.

1.34    “Licensed IP” means Licensed Patent Rights, Licensed Know-How and Clearside Improvements.

1.35    “Licensed Patent Rights” means (a) the Patent Rights Covering the Clearside Suprachoroidal Microneedle Technology as set forth on Schedule A, (b) the Sublicensed Patent Rights and (c) all new Patent Rights Controlled by Clearside or its Affiliates that are filed or issued with claims Covering or directed to the Clearside Suprachoroidal Microneedle Technology.

1.36    “Licensed Product” means any compound, preparation, substance or formulation owned or Controlled by Aura in the Field that is delivered to the suprachoroidal space, in whole or in part, by means of or through the use of the Licensed IP, including Clearside’s Suprachoroidal Microneedle Technology.

1.37    “Manufacturing” or “Manufacture” means, as applicable, all activities associated with the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, and storage of the Licensed Product, including process and formulation development, process validation, stability testing, manufacturing scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing and release. For the avoidance of doubt, the term “Manufacture” does not include Aura’s right to manufacture the Clearside Product component of the Licensed Product except to the extent Section 5.4 becomes applicable.

1.38    “Manufacture of Clearside Product” or “Manufacture Clearside Product” means, as applicable, all activities associated with the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, and storage of the Clearside Product, including process and formulation development, process validation, stability testing, manufacturing scale- up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing and release.

1.39    “NDA/BLA” means a New Drug Application, Biologics License Application or similar application or submission for approval to sell and market a new drug filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.40    “Necessary Third Party IP” means, with respect to any country, on a country-by country basis, Know-How or Patent Rights in such country owned or controlled by a Third Party that Cover the Development, Manufacturing and/or Commercialization of the Licensed Product in or for such country.

1.41    “Net Sales” means, with respect to any Licensed Product, the gross amounts invoiced for sales or other dispositions of such Licensed Product (excluding transfer or dispositions of product at or below manufacturing cost, or without charge, for nonclinical or clinical purposes, research, commercial samples, compassionate use, indigent programs and humanitarian and charitable donations) by or on behalf of Aura or its Affiliates (and with respect to Section 4.4.3, its Sublicensees) to Third Parties, less the following deductions to the extent consistent with GAAP and Aura’s standard accounting practices and included in the gross invoiced sales price for such Licensed Product or otherwise paid or incurred by Aura or its Affiliates (and with respect to Section 4.4.3, its Sublicensees), as applicable, with respect to the sale or other disposition of such Licensed Product:

[***]

1.42    “NovaMedica Agreement” means that certain License Agreement between Clearside and NovaMedica LLC, dated August 29, 2014.

1.43    “Party” means Aura or Clearside; “Parties” means Aura and Clearside.

1.44    “Patent Rights” means all patents (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, invalidations, supplementary protection certificates and patents of addition) and patent applications (including all provisional applications, requests for continuation, continuations, continuations-in-part and divisions) and all foreign equivalents of the foregoing.

1.45    “Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

1.46    “Phase 1 Clinical Trial” means a Clinical Trial of a Licensed Product that generally meets the requirements of 21 CFR § 312.21(a), as amended (or its successor regulation or comparable laws in countries outside of the United States) that is intended to support a preliminary determination as to the metabolic and pharmacologic actions of the Licensed Product and whether it is safe in humans.

1.47    “Phase 2 Clinical Trial” means a Clinical Trial of a Licensed Product that generally meets the requirements of 21 CFR § 312.21(b), as amended (or its successor regulation or comparable laws in countries outside of the United States) that is intended to support a preliminary determination as to whether such Licensed Product is safe for its intended use, and to provide preliminary information about such Licensed Product’s efficacy, in order to permit the design of further Clinical Trial(s).

1.48    “Phase 3 Clinical Trial” means a Clinical Trial of an Licensed Product in any country that generally meets the requirements of 21 CFR § 312.21(c), as amended (or its successor regulation or comparable laws in countries outside the United States) that, together with any other such clinical trials that are planned or have been conducted, is intended to (i) serve as a primary basis for establishing that the Licensed Product is safe and efficacious for its intended use, (ii) provide an adequate basis to establish physician labeling, including contraindications, warnings, precautions and adverse reactions and (iii) support marketing approval for such Licensed Product.

1.49    “Post-Approval Study” means a Clinical Trial of the Licensed Product Initiated in a country after receipt of Regulatory Approval for such Licensed Product in such country.

1.50    “Regulatory Approval” means any and all approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority, necessary for the Development, Commercialization and Manufacture of the Licensed Product.

1.51    “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the Development, Manufacturing, Commercialization, reimbursement and/or pricing of the Licensed Product.

1.52    “Royalty Term” means, on a Licensed Product-by-Licensed Product and country- by-country basis, the period beginning on the date of the First Commercial Sale of a Licensed Product in a country and ending on the latest to occur of (a) the last date on which such Licensed Product is Covered by a Valid Claim within the Licensed Patent Rights in such country and (b) ten (10) years from the date of First Commercial Sale of such Product in such country.

1.53    “Sublicense Agreement” means a written agreement between Aura (or its Affiliate) and a Third Party in which Aura grants a sublicense to such Third Party of some or all of the rights granted by Clearside to Aura pursuant to this Agreement.

1.54    “Sublicensee” means a Third Party to whom Aura or its Affiliate grants a sublicense under the rights granted to Aura by Clearside hereunder.

1.55    “Sublicensed IP” means Sublicensed Patent Rights and Sublicensed Know-How.

1.56    “Sublicensed Know-How” means the Know-How Controlled by Clearside under the Emory/GTRC License Agreement.

1.57    “Sublicensed Patent Rights” means the patents and patent applications licensed to Clearside pursuant to the Emory/GTRC License Agreement, and all divisional, continuations, continuations-in-part, and foreign counterparts thereof, together with all registrations, reissues, reexaminations, supplemental protection certificates, or extensions thereof, and any foreign counterparts thereof. For avoidance of doubt, the list of above mentioned patents and patent applications as of the Effective Date is set forth on Schedule B hereto.

1.58    “Territory” means worldwide.

1.59    “Third Party” means an entity other than a Party and its Affiliates.

1.60    “United States” means the United States of America and its territories, possessions and commonwealths.

1.61    “Valid Claim” means a claim (a) of any issued, unexpired patent within the Licensed Patent Rights that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through recission, disclaimer, or otherwise or (b) of any patent application within the Licensed Patent Rights that was filed in good faith and is being prosecuted actively and in good faith and has not been cancelled, withdrawn, or abandoned and has not been pending for more than five (5) years. If a claim of a patent application ceases to be a Valid Claim under item (a) because of the passage of time and later issues as part of a patent within item (b), then it shall again be considered to be a Valid Claim effective as of the grant or issuance of such patent.

2.	LICENSES

2.1	License Grants.

2.1.1    Licensed IP. Subject to the terms and conditions of this Agreement, Clearside hereby grants Aura an exclusive (even as to Clearside), royalty-bearing license under and to the Licensed IP (other than the Sublicensed IP which is set forth in Section 2.1.2), with the right to sublicense through multiple tiers (as set forth below), to Develop and Commercialize Licensed Products in the Territory for use in the Field and, subject to Section 5.4, to Manufacture Licensed Products in the Territory for use in the Field.

2.1.2    Sublicensed IP. Subject to the terms and conditions of this Agreement and the Emory/GTRC License Agreement, Clearside hereby grants Aura an exclusive (even as to Clearside), royalty-bearing sublicense under and to the Sublicensed IP, with the right to further sublicense through multiple tiers (as set forth below), to Develop and Commercialize Licensed Products in the Territory for use in the Field and, subject to Section 5.4, to Manufacture Licensed Products in the Territory for use in the Field.

2.2	Affiliates; Sublicenses.

2.2.1    Affiliates. The license grants in Section 2.1 shall apply to an entity that is an Aura Affiliate only for so long as such entity remains an Aura Affiliate and complies in all respects with the obligations of Aura under this Agreement. Aura hereby guarantees the full payment and performance of its Affiliates under this Agreement.

2.2.2    Sublicensing Terms. Aura and its Affiliates shall be entitled to grant sublicenses (through multiple tiers) of all or any portion of their rights under this Agreement; provided that each sublicense granted by Aura or its Affiliate pursuant to this Section 2.2.2 shall be subject and subordinate to the terms and conditions of this Agreement and the and the applicable terms and conditions of the Emory/GTRC License Agreement and shall contain terms and conditions consistent with those in this Agreement and the applicable terms and conditions in the Emory/GTRC License Agreement. Within [***] of execution of a Sublicense Agreement or amendment to a Sublicense Agreement with any Sublicensee, Aura shall provide Clearside with a copy of the executed Sublicense Agreement or amendment, as applicable, which shall contain the identity of the Sublicensee (and which may be redacted as to financial, economic and proprietary terms) and shall provide sufficient information to show that the following provisions have been imposed on the Sublicensee: (a) a requirement that such Sublicensee submit applicable sales or other reports consistent with those required under this Agreement; (b) the audit requirement set forth in Section 4.6; (c) a termination provision in the event the Sublicensee commences a legal action challenging the validity, enforceability or scope of any Sublicensed Patent Rights; (d) indemnification and insurance requirements consistent with those set forth in the Emory/GTCR License Agreement; and (e) a requirement that such Sublicensee comply with the confidentiality and non-use provisions of Article 7 with respect to both Parties’ Confidential Information. In the event Aura becomes aware of a material breach of any Sublicense Agreement by a Sublicensee that has not been cured pursuant to the terms of such Sublicense Agreement Aura shall promptly notify Clearside of the particulars of same and shall enforce the terms of such sublicense. If Aura does not cause the Sublicensee to comply with the terms of the Sublicense Agreement within [***] of Clearside’s request, Aura shall, upon Clearside’s written direction, terminate the Sublicense Agreement.

2.2.3    Liability. Aura shall at all times be responsible for the performance of all obligations under this Agreement, including all payment obligations.

2.3    In-Licenses. All licenses and other rights granted to Aura under this Agreement are subject to the rights and obligations of Clearside under the Clearside In-Licenses and Aura shall comply with all Clearside In-Licenses in all material respects; provided that Aura shall not be obligated to make any payments to any Clearside or any Third Party licensor under a Clearside In-License including, without limitation, under the Emory/GTCR License Agreement (except to the extent Aura becomes a direct licensee of Emory University and The Georgia Tech Research Foundation pursuant to Section 10.2.2(a)). During the Term, Clearside shall comply with and maintain the Emory/GTRC License Agreement in full force and effect with respect to the rights granted to Aura under this Agreement. Clearside may not alter the terms of any Clearside In-License, including the Emory/GTRC License Agreement, in a manner that would have an adverse effect on Aura’s rights hereunder in the Territory without the prior written consent of Aura. Clearside agrees to provide Aura with copies of any Clearside In-Licenses that are relevant to the rights granted to Aura under this Agreement, and will promptly provide to Aura any notices received by Clearside and keep Aura fully apprised of circumstances arising under the Clearside In-Licenses, in each case that may affect the rights or obligations of Aura as a sublicensee thereunder.

2.4	Licenses of Necessary Third Party IP.

2.4.1    During the Term, Aura may obtain, at its cost and expense, any licenses of any Necessary Third Party IP for the Territory that it does not Control.

2.4.2    If, during the Term, Clearside obtains a license to Necessary Third Party IP for the Territory that relates to Clearside’s Suprachoroidal Microneedle Technology and is not already Controlled by Aura or Clearside, then Clearside shall notify Aura in writing and include in such notification a summary of such Necessary Third Party IP, the proposed commercial and sublicensing terms of the license, the Patent Rights and/or Know-How included therein and any other relevant information, together with a draft of the license agreement covering such Necessary Third Party IP and, if and to the extent requested by Aura, such requested Necessary Third Party IP shall be sublicensed to Aura hereunder or under a mutually agreed sublicense agreement between Clearside and Aura; provided that Aura shall not be obligated to make any payments to any Third Party licensor of such Necessary Third Party IP and Aura shall not be obligated to pay Clearside any incremental compensation to Clearside under this Agreement or such sublicense agreement. Upon inclusion herein or execution of such sublicense agreement, Clearside’s license of such Necessary Third Party IP will be deemed a Clearside In-License and Schedule A will be updated accordingly. The Parties agree that this Section 2.4.2 shall not apply to the Emory/GTRC License Agreement.

2.5    Technology Transfer; Training. As soon as practicable after the Effective Date, Clearside shall (a) disclose to Aura all Licensed IP and Sublicensed IP in existence as of the Effective Date, and transfer to Aura copies of all tangible Know-How included in the Licensed IP, including without limitation all regulatory data and all regulatory documentation that the Parties mutually agree is reasonably necessary in order for Aura to prepare and submit an amendment to Aura’s IND 121893 or as otherwise reasonably needed for regulatory purposes; (b) provide Aura and its investigators for use at Aura’s clinical sites all reasonably requested physical and electronic embodiments of such Licensed IP and Sublicensed IP as may be necessary for Aura and such investigators to practice and incorporate Clearside’s Suprachoroidal Microneedle Technology into Aura’s preclinical and Clinical Trials; and (c) exercise commercially reasonable efforts, taking Clearside’s ongoing business priorities into consideration, to make appropriately trained personnel available for consultation and advice upon Aura’s or such investigator’s reasonable request to the extent reasonably necessary to (i) provide technical assistance necessary to enable Aura or such investigator to practice and incorporate Clearside’s Suprachoroidal Microneedle Technology into Aura’s preclinical and Clinical Trials and (ii) provide regulatory assistance as reasonably necessary for Aura to prepare and submit an amendment to Aura’s IND 121893 to start a Phase I Clinical Trial using Clearside’s Suprachoroidal Microneedle Technology. In addition, Clearside will provide [***] of training to Aura or its clinical sites, as mutually agreed, for which Aura will reimburse Clearside for such training at a rate of $[***] per full time employee FTE, and Aura will reimburse Clearside for any regulatory assistance provided as mutually agreed at a rate of $[***] per FTE, in each case following written invoices in reasonable detail.

2.6    Retained Rights. Notwithstanding the exclusive licenses granted to Aura under Section 2.1, Clearside expressly retains the right to use the Licensed IP in the Field in the Territory solely to perform its obligations under this Agreement. In addition, Clearside retains the right to practice, license, and otherwise exploit the Licensed IP outside the scope of the licenses granted to Aura under Section 2.1. Aura acknowledges and agrees that Emory and Georgia Tech retain the right to make, have made, use, import, and transfer Licensed Products (as defined in the Emory/GTRC License Agreement) and practice Technology (as defined in the Emory/GTRC License Agreement) solely for research, educational, non-commercial and humanitarian clinical purposes subject to the limitations set forth in the Emory/GTRC License Agreement.

2.7    No Other Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest or other right in any Know-How or Patent Rights of the other Party, including items owned, Controlled or developed by the other Party, or provided by the other Party to the receiving Party at any time pursuant to this Agreement.

3.	GOVERNANCE

3.1    Joint Steering Committee. Within sixty (60) days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or the “JSC”), composed of two (2) representatives of Aura and two (2) representatives of Clearside, to coordinate the Development, Manufacture and Commercialization of the Licensed Products in the Field in the Territory. Each JSC representative shall have appropriate knowledge and expertise and sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. The JSC shall:

3.1.1    serve as a forum for discussing Development of the Licensed Products in the Field in the Territory including an annual review of Aura’s Development plan which shall include a summary of tasks completed during the prior twelve (12) months as well as a summary of tasks to be completed during the next twelve (12) months;

3.1.2    serve as a forum for discussing the Manufacture and supply of Licensed Products in the Field in the Territory;

3.1.3    serve as a forum for discussing the Commercialization of Licensed Products in the Field in the Territory including an annual review of Aura’s Commercial plan which shall include a summary of tasks completed during the prior twelve (12) months as well as a summary of tasks to be completed during the next twelve (12) months; and

3.1.4    perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

3.2    JSC Authority. The JSC shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement. For clarity, the JSC shall not have any right, power or authority: (a) to determine any issue in a manner that would conflict with the express terms and conditions of this Agreement; or (b) to modify or amend the terms and conditions of this Agreement.

3.3	JSC Membership and Meetings.

3.3.1    JSC Members. Aura’s initial JSC representatives will be Elisabet de lose Pinos and Cadmus Rich and Clearside’s initial JSC representatives will be Dr. Rafael Andino and Dr. Thomas Ciulla. The chairmanship for each meeting shall rotate between Aura and Clearside, with one of each Party’s JSC representatives acting as chairperson of the JSC on a rotating basis. Each Party may replace its JSC representatives on written notice to the other Party, but each Party shall strive to maintain continuity. The JSC members shall jointly prepare and circulate the meeting agenda at least ten (10) Business Days in advance of each meeting, and shall also promptly, but in no event later than thirty (30) days after such meeting, prepare and circulate for review and approval of the Parties the minutes of such meeting.

3.3.2    JSC Meetings. The JSC will hold its first meeting within thirty (30) days of establishment of the JSC pursuant to Section 3.1. Thereafter, the JSC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once per Calendar Year. Meetings may be held in person, or by audio or video teleconference; provided that all in-person JSC meetings shall be held at locations mutually agreed upon by Aura and Clearside. Each Party shall be responsible for all of its own expenses of participating in JSC meetings.

3.3.3    Non-Member Attendance. Each of Aura and Clearside may from time to time invite a reasonable number of participants, in addition to its representatives, to attend JSC meetings in a non-voting capacity; provided that, if either Aura or Clearside intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide at least seven (7) days’ prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld or delayed. Such Party shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement, and provide the other Party with a copy of such confidentiality agreement. The Party inviting any such Third Party shall be responsible for all of such Third Party’s costs and expenses of participating in JSC meetings, unless such invitation is mutually made by Aura and Clearside, in which case they shall equally share such costs and expenses.

3.4	JSC Decision-Making.

3.4.1    Consensus and Escalation. The JSC shall strive to make decisions solely relating to the Field by consensus. If, after reasonable discussion and good faith consideration of each of their views on a particular matter before the JSC, the representatives of Aura and Clearside cannot reach an agreement as to such matter within five (5) Business Days after such matter was brought to the JSC for resolution, such disagreement shall be resolved through escalation to the Chief Executive Officer of Aura (or his or her designee) and the Chief Executive Officer of Clearside (or his or her designee) (collectively, the “Executive Officers”) for resolution, who shall use good faith efforts to resolve such matter within ten (10) Business Days after it is referred to them and, if such matter is resolved by the Executive Officers, such resolution shall be implemented by and binding on the Parties.

3.4.2    Final Decisions. If the Executive Officers are unable to reach consensus on any such matter during such (10) Business Day period, then the Executive Officer of Aura shall have the right to make the final decision; provided that the Executive Officer of Clearside must consent to any final decision in connection with any disputed matter that would require or result in a change to Clearside’s Suprachoroidal Microneedle Technology.

4.	CERTAIN FINANCIAL TERMS

4.1    Upfront Payment. Within thirty (30) days of the Effective Date, Aura shall pay to Clearside [***] (the “Upfront Payment”) by wire transfer to an account designated by Clearside.

4.2    Additional Payment. Aura shall pay to Clearside an additional [***] within [***] of the earlier of [***] (the “Additional Payment”).

4.3    Milestone Payments. Aura shall use its Commercially Reasonable Efforts to Develop, seek Regulatory Approval for a Licensed Product and, following Regulatory Approval of such Licensed Product, to Commercialize such Licensed Product. Upon the achievement of each milestone event set forth below (a “Milestone Event”) (whether by Aura itself, an Affiliate or a Sublicensee), Aura shall become obligated to make the corresponding payment amount (“Milestone Payment”) to Clearside. Aura shall notify Clearside in writing of the achievement of a Milestone Event (y) within thirty (30) days of achievement in the case of Milestone Events 1 through 5 and (z) within [***] of achievement in the case of Milestone Events 6 through 9, and Aura shall pay the corresponding Milestone Payment Amount to Clearside within [***] following such notification.

	Milestone Event	Milestone Payment Amount
1.	[***]	[	***]
2.	[***]	[	***]
3.	[***]	[	***]
4.	[***]	[	***]
5.	[***]	[	***]
6.	[***]	[	***]
7.	[***]	[	***]
8.	[***]	[	***]
9.	[***]	[	***]

Each Milestone Payment specified above for a clinical or commercial Milestone Event is only due once upon the first occurrence of the respective Milestone Event for any Licensed Product, regardless of the applicable Clinical Trial triggering such payment or the number of Licensed Products achieving such Milestone Event. Aura understands that Clearside intends to treat the Upfront Payment, the Additional Payment and Milestone Payment Amounts 1 through 4 set forth in the table above as partial reimbursement for actual costs incurred by Clearside in connection with research and development of Licensed Products and the prosecution, maintenance, and enforcement of intellectual property rights Covering Licensed Products.

4.4	Royalties.

4.4.1    Royalties Payable on the Licensed Product. Subject to the terms and conditions of this Agreement, during the Royalty Term, Aura shall pay to Clearside on a quarterly basis royalties based on the aggregate Net Sales of all Licensed Products covered by a Valid Claim sold by Aura or its Affiliates in the Territory during a Calendar Quarter at the rates set forth in the table below. The obligation to pay royalties will be imposed only once with respect to the same unit of a Licensed Product. Net Sales by Sublicensees are covered under Section 4.4.3.

Calendar Year Net Sales (in Dollars) for all Licensed Products Sold by Aura or an Affiliate in the Territory	Royalty Rates as a Percentage (%) of Net Sales
[***]	[	***]%
[***]	[	***]%
[***]	[	***]%

4.4.2    Necessary Third Party IP. Any royalties and any fees, milestones or other payments under all Clearside In-Licenses of Necessary Third Party IP shall be borne exclusively by Clearside, except to the extent Aura becomes a direct licensee of Emory University and The Georgia Tech Research Foundation pursuant to Section 10.2.2(a). For clarity, any royalties and any fees, milestones or other payments under the Emory/GTRC License Agreement shall be borne exclusively by Clearside.

4.4.3    Sublicensee Royalty Revenue Percentage. If Aura has entered into a Sublicense Agreement and Net Sales of Licensed Products are achieved by such Sublicensee who is then obligated to make one or more royalty payments to Aura based directly or indirectly on Net Sales of Licensed Products covered by a Valid Claim sold by such Sublicensee, Aura shall pay to Clearside, on a country-by-country basis, per Calendar Quarter, the greater of the following in respect of such Calendar Quarter: (a) [***] of the royalty payments (based directly or indirectly on Net Sales of Licensed Products covered by a Valid Claim in such country) received by Aura from such Sublicensee during such Calendar Quarter or (b) royalties at the rates set forth in the table below based on the aggregate Net Sales of all Licensed Products covered by a Valid Claim sold by such Sublicensee in such country during such Calendar Quarter. The greater of such amounts will be payable within [***] of receipt of such payments by Aura.

Calendar Year Net Sales (in Dollars) for all Licensed Products Sold by a Sublicensee in the Territory	Royalty Rates as a Percentage (%) of Net Sales
[***]	[	***]%
[***]	[	***]%
[***]	[	***]%

4.4.4    Know-How Based Royalty Percentage. In the event that, during the Royalty Term, on a Licensed Product-by-Licensed Product and country-by-country basis, a Licensed Product ceases to be Covered by a Valid Claim within the Licensed Patent Rights in such country, then (a) the royalties payable by Aura or its Affiliates based on the aggregate Net Sales of such Licensed Product in such country shall be equal to [***] of the Patent-Based Royalty Rates set forth in Section 4.4.1 above and (b) the amounts otherwise payable pursuant Section 4.4.3 with respect to Licensed Product sold by a Sublicensee in such country shall be reduced by [***].

4.4.5	Royalty Adjustments and Limitations.

(a)    Compulsory Licenses. In the event that a court or a governmental agency of competent jurisdiction requires Aura or any of its Affiliates or Sublicensees to grant a compulsory license to a Third Party permitting such Third Party to make and sell a Licensed Product in a country in the Territory, then, for the purposes of calculating the royalties payable with respect to such Licensed Product, the royalty rate to be paid by Aura or any of its Affiliates or Sublicensees in such country shall be reduced to the rate payable by the compulsory licensee.

(b)    Adjustment for Generic Competition. In the event that in any country in the Territory during the Royalty Term for a Licensed Product, unit sales of all Generic Products of such Licensed Product in such country in a Calendar Quarter are equal to or greater than [***] of the sum of unit sales of such Licensed Product and all such Generic Products in such country, then the royalty rate otherwise payable by Aura with respect to such Licensed Product in such country in such Calendar Quarter shall be reduced by [***]. Unit sales shall be measured by IQVIA (IMS Health and Quintiles) or, in the absence of such data, an appropriate end user-level database mutually agreed by the Parties).

(c)    Third Party Royalties. If Aura, in its good faith judgment reasonably believes that it is necessary to obtain or maintain a license from any Third Party under any Patent or Know-How in order to Develop, Manufacture or Commercialize any Licensed Product (each, a “Third Party License”), then Aura will have the right to credit not more than [***] of any royalty payments actually paid by Aura or its Affiliates under such Third Party License in any Calendar Quarter against any royalty payment payable to Clearside

(d)    Limits on Royalty Adjustments. Notwithstanding the forgoing, in no event will the royalty reductions under this section reduce the royalty rates otherwise due to Clearside in any Calendar Year to less than [***] of such royalty rates otherwise due.

4.5	Reports.

4.5.1    Milestone Events; Sublicenses. During the Term, Aura shall furnish to Clearside a written report within [***] after the end of each Calendar Year showing the Milestone Events achieved and Sublicenses executed during the prior Calendar Year.

4.5.2    Net Sales; Royalties. During the Term and after First Commercial Sale in each country in the Territory, Aura shall furnish to Clearside a written report within [***] after the end of each Calendar Quarter showing the quantity of Licensed Products sold in each country, the gross sales of Licensed Product in each country, the itemized deductions for Licensed Products for each country included in the calculation of Net Sales, and the Net Sales in each country of the Licensed Products during the reporting period. In addition, Aura shall prepare and deliver to Clearside any additional reports as required under the Clearside In-Licenses, in each case within a time period sufficiently in advance to enable Clearside to comply with its obligations under such Clearside In-Licenses. Aura and its Affiliates and Sublicensees shall keep complete and accurate records in sufficient detail to enable the royalties and other payments payable hereunder and to Third Parties under the Clearside In-Licenses to be determined. Aura shall make all royalty payments due within [***] after the end of each Calendar Quarter.

4.5.3    Financial Statements. During the Term, Aura shall furnish to Clearside a copy of certified or audited financial statements and evidence of renewal of insurance within [***] of end of each fiscal year.

4.6	Audits.

4.6.1    Upon the written request of Clearside delivered at least thirty (30) days in advance and not more than once in each Calendar Year, Aura and its Affiliates and Sublicensees shall permit an independent certified public accounting firm of internationally-recognized standing selected by Clearside or Emory/Georgia Tech and reasonably acceptable to Aura, at Clearside’s expense except as set forth below, to have access during normal business hours to such of the records of Aura and its Affiliates and Sublicensees as may be reasonably necessary to verify the accuracy of the royalty and other reports hereunder for any year ending not more than [***] prior to the date of such request for the sole purpose of verifying the basis and accuracy of payments made under this Agreement. The independent public accountant shall disclose to Clearside only (a) the accuracy of Net Sales reported and the basis for royalty and Milestone Payments made to Clearside under this Agreement and (b) the difference, if any, by which such reported and paid amounts vary from amounts determined as a result of the audit and the details concerning such difference. Except as required by Applicable Law, no other information shall be provided to Clearside. No record may be audited more than once.

4.6.2    If such accounting firm identifies in its written report a discrepancy made during such period, Aura shall pay to Clearside any underpayment discovered by such audit within [***] after the accountant’s report, plus interest as set forth in Section 4.10 from the original due date. If the audit reveals an overpayment by Aura, then Aura may take a credit for such overpayment against any future payments due to Clearside. The written report shall be binding upon the Parties. The fees charged by such accounting firm shall be paid by Clearside, unless such discrepancy represents an underpayment by Aura of [***] or more of the total amounts due hereunder in the audited period, in which case such fees shall be paid by Aura.

4.6.3    Aura shall comply with all applicable audit requirements in the Clearside In-Licenses and shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to Clearside, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Clearside’s independent accountant to the same extent required of Aura under this Agreement.

4.7    Payment Exchange Rate. All payments to be made under this Agreement shall be made in United States dollars and shall be paid by bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by Clearside from time to time. In the case of Net Sales made or expenses incurred by Aura and its Affiliates and Sublicensees, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due shall be made at the rate of exchange utilized by such Party in its worldwide accounting system and calculated in accordance with GAAP (or in accordance with Aura’s accounting methods applied in the Territory consistent with Applicable Law), prevailing on the third to the last business day of the month preceding the month in which such sales or expenses are recorded, as the case may be, but in any case consistent with the requirements of the Clearside In-Licenses.

4.8    Registration. Aura will promptly make all filings with and submissions to all Governmental Authorities and obtain and maintain all consents, permits, registrations and authorizations that are necessary or required in order for Aura to make timely payments under this Agreement, including, without limitation, any foreign exchange approvals or requirements. Aura will promptly provide Clearside with evidence thereof upon Clearside’s written request.

4.9    Income Tax Withholding. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article 4, Aura shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article 4. Aura shall submit appropriate proof of payment of the withholding taxes to Clearside within a reasonable period of time. At the request of Clearside, Aura shall, at its cost, give Clearside such reasonable assistance, which shall include the provision of appropriate certificates of such deductions made together with other supporting documentation as may be required by the relevant tax authority, to enable Clearside to claim exemption from such withholding or other tax imposed or obtain a repayment, reduction or credit and shall upon request provide such additional documentation from time to time as is reasonably required to confirm the payment of tax.

4.10    Late Payments. Any payments required to be paid hereunder that are not paid when due shall bear interest at an annual rate equal to [***] points above the prime rate as published by The Wall Street Journal or any successor thereto on the first day of each Calendar Quarter in which such payments are overdue calculated on the number of days such payment is delinquent.

5.	MANUFACTURE AND SUPPLY RESPONSIBILITIES

5.1    Initial Supply Agreement. The Parties agree to negotiate in good faith within sixty (60) days after the Effective Date, or such later date as the Parties may agree, an initial agreement concerning the supply of Clearside Products for Aura’s preclinical and/or clinical use (the “Initial Supply Agreement”), with Aura’s cost of the Clearside Products under the Initial Supply Agreement being equal to Clearside’s Cost of Goods (reasonably documented to Aura) plus a reasonable direct markup amount to be negotiated after the Effective Date. The Initial

Supply Agreement shall require Aura to provide written notice to Clearside with rolling forecasts its preclinical and/or clinical needs promptly following its decision on initiating pre-clinical experiments or Clinical Trials. In connection with the Initial Supply Agreement, the Parties shall also enter into a written quality agreement on reasonable and customary terms and conditions.

5.2    Commercial Supply Agreement. Not later than six (6) months prior to Aura’s filing of an NDA/BLA covering a Licensed Product, upon Aura’s written request, the Parties will negotiate in good faith and execute a manufacturing and supply agreement pursuant to which Clearside will supply Aura with its requirements of microinjectors and microneedles (“Clearside Products”) for Aura’s commercial use in the Field (the “Supply Agreement”). Aura’s cost of the Clearside Products under the Supply Agreement shall equal Clearside’s Cost of Goods (as defined) (reasonably documented to Aura) plus a reasonable direct markup amount to be negotiated at the time. The Supply Agreement shall require Aura to provide written notice to Clearside with rolling quarterly forecasts of its commercial needs.

5.3    Supply Failure. If during the term of the Supply Agreement, Clearside fails to supply Aura with at least [***]% of the quantities of Clearside Product meeting the specifications which have been accepted by Clearside and which Clearside is obligated to supply, cumulatively, in any consecutive six (6) month period for any reason other than due to a Force Majeure event or due to the material breach by Aura of the Supply Agreement (a “Supply Failure”), Aura may, at its discretion, upon not less than thirty (30) days’ written notice to Clearside (a “Supply Failure Notice”): (a) require Clearside to supply the undelivered Clearside Product at a future date to be agreed upon by the Parties and/or (b) exercise its right to have one or more Third Parties identified by Aura to Manufacture Clearside Product (an “Alternative Manufacturer Election”) and Aura shall covenant that it will require that its Third Party Manufacturer to only sell such Clearside Product in the Field, utilizing trade dress, trade name(s), active ingredient(s) and NDC number(s) (in the US) that are different from Clearside’s.

5.4    Manufacturing License and Manufacturing Technology Transfer. Upon the occurrence of a Supply Failure and an Alternative Manufacturer Election, Clearside shall (a) be deemed to have granted to Aura a worldwide, exclusive license in the Field, with the right to grant sublicenses (through multiple tiers), under the Clearside Manufacturing Technology, to Manufacture Clearside Product and have Manufactured Clearside Product (the “Manufacturing License”) in the Field, and (b) transfer the Clearside Manufacturing Technology (the “Manufacturing Technology Transfer”) to Aura and any Third Party Manufacturers identified by Aura as follows: Clearside shall (i) promptly disclose to Aura and any such Third Party Manufacturer all Clearside Manufacturing Technology; (ii) provide Aura or any such Third Party Manufacturer with the training, documentation and other information relating to the use of the process for Manufacturing Clearside Product as may be necessary for Aura and such Third Party Manufacturers to exercise the Manufacturing License and Manufacture Clearside Products; and (iii) make appropriately trained personnel available for consultation and advice upon Aura’s reasonable request to the extent reasonably necessary to provide technical assistance necessary to enable Aura or such Third Party Manufacturers to Manufacture Clearside Products. For clarity, Aura shall not be obligated to pay to Clearside the transfer price on quantities of Clearside Products so manufactured by or on behalf of Aura by third parties.

6.	REGULATORY MATTERS.

6.1    Regulatory Filings and Interactions. Aura shall be responsible at its expense, for preparation and submission of all regulatory filings for Licensed Products within the Territory. Aura will own any regulatory documents and applications submitted to the applicable Regulatory Authorities in the Territory with respect to the Licensed Product, and will be identified as marketing authorization holder in the Territory. Aura shall: (a) oversee, monitor and coordinate all regulatory actions, communications and filings with, and submissions to, each Regulatory Authority; (b) be responsible for interfacing, corresponding and meeting with each Regulatory Authority; and (c) be responsible for maintaining all regulatory filings. Aura shall provide Clearside with a draft of all regulatory submissions (or portions thereof) that relate to the Clearside Suprachoroidal Microneedle Technology at least ten (10) Business Days prior to submission for review and comment by Clearside, and Aura shall consider in good faith any comments received from Clearside, and Aura shall not submit such regulatory submissions relating to the Clearside Suprachoroidal Microneedle Technology without receipt of Clearside’s prior written consent, not to be unreasonably withheld, conditioned or delayed. In addition, Aura shall notify Clearside of any regulatory responses or communications (or portions thereof) relating to the Clearside Microneedle Technology received from any Regulatory Authority and shall provide Clearside with copies thereof within five (5) days after receipt. Aura shall provide Clearside with prompt written notice of any meeting or discussion with any Regulatory Authority potentially related to the Clearside Microneedle Technology. Aura shall reasonably consider in good faith Clearside’s request to attend such meeting or discussion. Aura shall promptly provide Clearside with unredacted copies of the portion of any Regulatory Authority meeting minutes that pertain to the Clearside Suprachoroidal Microneedle Technology.

6.2    Notice of Adverse Events Affecting Licensed Products and Clearside Suprachoroidal Microneedle Technology. Each Party will maintain a record of any and all complaints it or its Affiliates and Sublicensees receive with respect to the Licensed Product. Each Party will notify the other Party in reasonable detail of any such complaints within sufficient time to allow the other Party and its Affiliates and Sublicensees (if applicable) to comply with any and all regulatory and other requirements imposed upon them in any jurisdiction in which the Licensed Product utilizing the Clearside Suprachoroidal Microneedle Technology is being marketed or tested in Clinical Studies and/or Post-Approval Studies. Each Party will maintain at its own expense an adverse event database for the Clearside Suprachoroidal Microneedle Technology or Licensed Product, as applicable, and the other Party will have access to all data in such adverse event database. Notwithstanding the foregoing, each Party will report to the other Party the details around any adverse events and serious adverse events relating to the Licensed Product within the time periods for such reporting as specified in the Pharmacovigilance Agreement (defined below). Each Party shall be responsible, at its own expense, for obtaining all adverse event information and safety data relating to the Clearside Suprachoroidal Microneedle Technology or Licensed Product, as applicable, from its Affiliates and Sublicensees in a timely manner, and for submitting adverse event reports with respect to the Licensed Product to the applicable Regulatory Authorities in its own Territory. Upon the earlier of (a) 12 months after the Effective Date (or such other date as the Parties may agree) and (b) the first patient dosed in a Clinical Trial, the Parties will develop and agree in writing upon a pharmacovigilance agreement (“Pharmacovigilance Agreement”) that will include safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning any adverse experiences, and any product quality and product complaints involving adverse experiences, related to the Licensed Product, sufficient to enable each Party to comply with its legal and regulatory obligations. In addition, each Party shall promptly notify the other if such Party becomes aware of any information or circumstance that is likely to have a material adverse effect on the Development, Manufacture or Commercialization of Licensed Products utilizing the Clearside Suprachoroidal Microneedle Technology.

6.3    Rights of Reference. Clearside shall provide Aura in writing a letter of authorization, granting Aura (and its Affiliates and Sublicensees) the right of reference Clearside’s device master file number 3069 for all purposes relating to Development, Manufacture or Commercialization of Licensed Products. Such letter of authorization shall expressly permit Aura to transfer such rights to its Affiliates and Sublicensees and allow such entities the right of reference such device master file, and such rights of reference shall expressly be binding on any assignee or transferee of Clearside’s device master file. If any Regulatory Authority or Governmental Authority requires access to certain portions of any such filings, registrations and approvals related to a Licensed Product for legal or regulatory purposes in connection with Aura’s or its Affiliate’s or Sublicensee’s Development, Manufacture and/or Commercialization efforts, including without limitation, for filing patent-related submissions, then Clearside shall reasonably cooperate with Aura and such Regulatory Authority or Governmental Authority and make such portions available to such Regulatory Authority or Governmental Authority and, if legally required for Aura to submit or pursue an application for Regulatory Approval, to Aura (or its Affiliate or Sublicensee) solely for such purpose.

7.	CONFIDENTIALITY AND PUBLICATION

7.1	Nondisclosure Obligation.

7.1.1    All Confidential Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to a Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except that the obligations set forth in this Section 5.1 shall not apply to Confidential Information to the extent that such Confidential Information:

(a)    is known by the receiving Party at the time of its receipt, and not through a prior disclosure, directly or indirectly, by the disclosing Party, as documented by the receiving Party’s business records;

(b)    is in the public domain or otherwise available to the public by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain or otherwise becomes available to the public through no fault of the receiving Party or its Affiliates and Sublicensees;

(c)    is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(d)    is developed by the receiving Party independently of Confidential Information received from the disclosing Party, as documented by the receiving Party’s business records.

7.1.2    Notwithstanding the obligations of confidentiality, non-disclosure and nonuse set forth above and in Section 7.2 below, a receiving Party may provide Confidential Information disclosed to it, and disclose the existence and terms of this Agreement as may be reasonably required in order to perform its obligations and to exploit its rights under this Agreement, and specifically to (a) Affiliates and Sublicensees, and their employees, directors, agents, consultants, advisors and/or other Third Parties for the performance of its obligations hereunder (or for such entities to determine their interest in performing such activities) in accordance with this Agreement in each case who are bound by confidentiality, non-disclosure and non-use obligations substantially similar to those set forth herein; (b) Governmental Authorities in order to obtain patents or perform its obligations or exploit its rights under this Agreement; provided, that such Confidential Information shall be disclosed only to the extent reasonably necessary to do so, (c) the extent required by Applicable Law, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity; provided that the receiving party shall be permitted at least five (5) Business Days to review and comment upon, and reasonably approve, any such required disclosure, (d) any bona fide actual or prospective underwriters, investors, lenders or other financing sources and any bona fide actual or prospective collaborators or strategic partners and to consultants and advisors of such Party, in each case who are bound by confidentiality, non-disclosure and non-use obligations substantially similar to those set forth herein, and (e) Third Parties to the extent a Party is required to do so pursuant to the terms of an In-License.

7.1.3    If a Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Section 7.1 or Section 7.2, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality, non-disclosure and non-use provisions of this Section 7.1 and Section 7.2, and the Party disclosing Confidential Information pursuant to law or court order shall, at the other Party’s expense, take all steps reasonably practical, including without limitation seeking an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information. In addition to the foregoing restrictions on public disclosure, if either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, such Party shall provide the other Party with a copy of this Agreement showing any sections as to which the Party proposes to request confidential treatment, will provide the other Party with an opportunity to comment on any such proposal and to suggest additional portions of the Agreement for confidential treatment, and will take such Party’s reasonable comments into consideration before filing the Agreement.

7.2	Publicity.

7.2.1    Except as set forth in Section 7.1 above and clause 7.2.2 below, the terms of this Agreement may not be disclosed by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law or expressly permitted by the terms hereof.

7.2.2    As soon as practicable after the execution of this Agreement by both Parties, the Parties shall use good faith efforts to agree in writing upon a press release to be issued jointly by the Parties publicizing the execution of this Agreement. After such initial press release, neither Party shall issue a press release or public announcement relating to this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed, except that a Party may (a) once a press release or other written statement is approved in writing by both Parties, make subsequent public disclosure of the information contained in such press release or other written statement without the further approval of the other Party, and (b) issue a press release or public announcement as required, in the reasonable judgment of such Party, by Applicable Law, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity.

8.	REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

8.1    Mutual Representations and Warranties. Each Party represents and warrants to the other Party that as of the Effective Date of this Agreement:

8.1.1    It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement, and to carry out the provisions hereof.

8.1.2    It is duly authorized to execute and deliver this Agreement, and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

8.1.3    This Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party and by which it may be bound, or with its charter or by-laws.

8.1.4    It has not granted, and will not grant, during the Term, any right to any Third Party that would conflict with the rights granted to the other Party hereunder.

8.1.5    Neither Party nor any of its Affiliates has been debarred or is subject to debarment and neither Party nor any of its Affiliates will use in any capacity, in connection with the exercise of its rights and the performance of its obligations under this Agreement, any person or entity that has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act or any similar law in any foreign jurisdiction, or that is the subject of a conviction described in such section or similar law in any foreign jurisdiction. Each Party agrees to inform the other Party in writing immediately if it or any person or entity that is performing activities under this Agreement, is debarred or is the subject of a conviction described in Section 306 or similar law in any foreign jurisdiction, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of the notifying Party’s knowledge, is threatened, relating to the debarment or conviction of the notifying Party or any person or entity used in any capacity by such Party or any of its Affiliates in connection with the performance of its obligations under this Agreement.

8.2	Additional Representations and Warranties of the Parties.

8.2.1    Additional Representations and Warranties of Clearside. Clearside represents and warrants to Aura that:

(a)    Clearside is the sole and exclusive owner of all right, title and interest in and to the Licensed IP (other than the Sublicensed IP) in existence as of the Effective Date in the Territory, and Clearside is in Control of the Sublicensed IP. As of the Effective Date, to Clearside’s Knowledge there are no claims challenging Clearside’s Control of the Licensed IP and Sublicensed IP in existence as of the Effective Date in the Territory or making any adverse claim of ownership of the Licensed IP or Sublicensed IP in existence as of the Effective Date in the Territory.

(b)    The Emory/GTRC License Agreement is the only Clearside in-license applicable to the Territory existing as of the Effective Date.

(c)    As of the Effective Date, (i) the Emory/GTRC License Agreement is valid, binding and in full force and effect, (ii) Clearside is in compliance in all material respects with its material obligations under the Emory/GTRC License Agreement, (iii) to Clearside’s Knowledge, each Third Party is in compliance in all materials respects with its material obligations under the Emory/GTRC License Agreement and (iv) no party has claimed a breach of, or initiated any dispute resolution proceedings under, the Emory/GTRC License Agreement.

(d)    As of the Effective Date, Clearside has not received any written notice from any Third Party asserting or alleging that any development or commercialization of Clearside Product or Manufacture of Clearside Product by Clearside prior to the Effective Date infringed or misappropriated the Patent Rights or other intellectual property rights of such Third Party.

(e)    As of the Effective Date, to Clearside’s Knowledge, there are no Third Party rights that could interfere with or materially conflict with the grant of rights by Clearside to Aura under this Agreement, nor is there any Necessary Third Party IP applicable to the Territory.

(f)    Clearside’s device master file number 3069 is, and, to Clearside’s Knowledge, at all times during the Term will be, complete and accurate in all material respects.

(g)    It will comply with all laws applicable to the exercise of its rights and performance of its obligations hereunder.

(h)    Clearside shall exercise commercially reasonable efforts, at its sole expense, to terminate the NovaMedica Agreement.

(i)    NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, CLEARSIDE MAKES NO REPRESENTATIONS OR WARRANTIES THAT ANY PATENT RIGHTS THAT COVER OR PURPORT TO COVER THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF LICENSED PRODUCT WILL ISSUE IN ANY COUNTRY IN THE TERRITORY.

8.2.2    Additional Representations and Warranties of Aura. Aura represents, warrants and covenants to Clearside that:

(a)    It has or has the ability to obtain and will maintain as and when necessary the financial and other capabilities reasonably necessary to discharge its obligations under this Agreement.

(b)    It will comply with all laws in the Territory applicable to the exercise of its rights and performance of its obligations hereunder.

8.3    Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

8.4	Certain Covenants.

8.4.1    Restrictive Covenants. In furtherance of the exclusive license grants to Aura, during the Term of the Agreement, Clearside shall not, and shall cause its Affiliates and their respective sublicensees, not to, directly or indirectly, Develop, Manufacture or Commercialize (or enable or assist any Person that is not a Party to the Agreement to Develop, Manufacture or Commercialize) any compound, drug product, chemical substance, chemical entity, conjugate, biologic, biosimilar, intermediate or other drug substance intended to treat, prevent or diagnose any choroidal melanoma, including pre-cancerous cells and indeterminate lesions in the choroid, and choroidal metastases.

8.4.2    Compliance. Aura and its Affiliates and Sublicensees shall conduct the Development, Manufacture (if applicable) and Commercialization of the Licensed Product in accordance with all applicable laws, rules and regulations, including without limitation current governmental regulations concerning good laboratory practices, good clinical practices and good manufacturing practices (including but not limited the guidelines of the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH)).

8.4.3    Employee Inventions. Prior to performing any activities in connection with this Agreement, the Parties shall ensure that its and its Affiliates’ employees, agents and consultants have executed valid and binding agreements with it that assign and otherwise effectively vest in them any and all rights that such employees, agents and/or consultants might otherwise have in any invention including but not limited to Aura Improvements made by such employees, agents and/or consultants. Should any royalties or other consideration become payable to such employees, agents and/or consultants, the respective Party shall remain solely responsible for making such payments.

8.5	Indemnification.

8.5.1    General Indemnification by Aura. Aura shall indemnify, hold harmless, and defend Clearside, its Affiliates and their respective directors, officers and employees and the Indemnitees (as defined in the Emory/GTRC License Agreement) (collectively, “Clearside Indemnitees”) from and against any and all Third Party claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) to the extent arising out of or resulting from, directly or indirectly, (a) any breach of this Agreement by Aura, or (b) the gross negligence or willful misconduct by or of Aura or its Affiliates, and their respective directors, officers and employees, (c) the Development, Manufacture (subject to Sections 5.3 and 5.4) or Commercialization of the Licensed Product (excluding any Clearside Product component of such Licensed Product manufactured by Clearside, an Affiliate or sublicensee), or (d) any (i) infringement, unauthorized use or misappropriation of any Third Party intellectual property rights by a Licensed Product (excluding any Clearside Product component of such Licensed Product manufactured by Clearside, an Affiliate or sublicensee) or (ii) infringement, unauthorized use or misappropriation of the intellectual property rights of Aura used in a Licensed Product by a Third Party where such infringement, unauthorized use or misappropriation is not related to any Clearside Product Component of such Licensed Product, in each case except to the extent such Loss is caused by matters for which Clearside has an indemnification obligation pursuant to Section 8.5.2.

8.5.2    General Indemnification by Clearside. Clearside shall indemnify, hold harmless, and defend Aura, its Affiliates, their Sublicensees and their respective directors, officers and employees (“Aura Indemnitees”) from and against any and all Losses to the extent arising out of or resulting from, directly or indirectly, (a) any breach of this Agreement by Clearside, (b) any failure, absence, encumbrance or impairment of or upon Clearside’s Control or the Licensed IP, (c) the development, commercialization or Manufacture of Clearside Products by Clearside, an Affiliate or a sublicensee, (d) any (i) infringement, unauthorized use or misappropriation of any Third Party intellectual property rights by a Clearside Product, or (ii) infringement, unauthorized use or misappropriation of the Licensed IP or Sublicensed IP by a Third Party where such infringement, unauthorized use or misappropriation is not related to any intellectual property rights of Aura used in a Licensed Product, (e) the gross negligence or willful misconduct by or of Clearside, its Affiliates and Sublicensees, and their respective directors, officers, employees and agents, or (f) the NovaMedica Agreement or the termination thereof, in each case except to the extent such Loss is caused by matters for which Aura has an indemnification obligation pursuant to Section 8.5.1.

8.5.3    Indemnification Procedure. In the event of any such claim against any Aura Indemnitee or Clearside Indemnitee (individually, an “Indemnitee”), the indemnified Party shall promptly notify the other Party in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnitee shall cooperate with the indemnifying Party and may, at its option and expense, be represented in any such action or proceeding. The indemnifying Party shall not be liable for any settlements, litigation costs or expenses incurred by any Indemnitee without the indemnifying Party’s written authorization. Notwithstanding the foregoing, if the indemnifying Party believes that it is not obligated to indemnify the Indemnitee, the indemnifying Party shall promptly notify the Indemnitees, which shall then have the right to be represented in any such action or proceeding by separate counsel at their expense; provided that the indemnifying Party shall be responsible for payment of such expenses if the Indemnitees are ultimately determined to be entitled to indemnification from the indemnifying Party.

8.6    Limitation of Liability. NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A PARTY’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OR BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN ARTICLE 7. NOTHING IN THIS SECTION 8.6 SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

8.7    Insurance. At the time of commencement of the first Clinical Trial of a Licensed Product and for [***] thereafter, Aura will procure and maintain in full force and effect commercial general liability insurance policies that protect and name the Indemnitees as additional insureds, at coverage levels no less than $[***] per incident and $[***] in annual aggregate. Aura shall provide Clearside with written evidence of such insurance upon issuance and upon each annual renewal. Aura shall give Clearside at least thirty (30) days written notice prior to any cancellation, non-renewal or material change in such insurance.

9.	INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS

9.1    Inventorship. Inventorship for patentable inventions conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with the principles that are used to determine inventorship under the patent laws of the United States.

9.2    Ownership.

9.2.1    Clearside. Subject to the licenses granted by Clearside pursuant to this Agreement, Clearside shall own the entire right, title and interest in and to all Clearside Background IP and, subject to Section 9.2.4, all Clearside Improvements (and Patent Rights claiming patentable inventions therein) first made or discovered solely by employees or consultants of Clearside or acquired solely by Clearside.

9.2.2    Aura. Aura shall own the entire right, title and interest in and to all Aura Background IP and, subject to Section 9.2.4, all Aura Improvements (and Patent Rights claiming patentable inventions therein) first made or discovered solely by employees or consultants of Aura or acquired solely by Aura.

9.2.3    Joint IP. Subject to Section 9.2.4, the Parties shall jointly own any Inventions (and Patent Rights claiming patentable inventions therein) first made or discovered jointly by the Parties or their personnel during the Term (“Joint IP”).

9.2.4    Certain Inventions. Notwithstanding anything in Sections 9.2.1 through 9.2.3 to the contrary, (a) any Aura Improvement or Joint IP (and Patent Rights claiming patentable inventions therein) that relates solely to Clearside’s Suprachoroidal Microneedle Technology shall be owned by Clearside and be included in the Clearside Improvements, and (b) any Clearside Improvement or Joint IP (and Patent Rights claiming patentable inventions therein) that relates solely to Aura’s viral nanoparticle (VLP) platform technology (including the viral nanoparticles, formulations, dosages, volumes and delivery parameters), its choroidal cancer and pre-cancerous and pre-cancerous cell therapeutics or product candidates and its near-infrared laser activated therapies, shall be owned by Aura. If Joint IP relates to both Parties’ technology, then the Parties shall (1) first, negotiate in good faith for one or both Parties to obtain ownership or an exclusive license to the other Party’s interest in all or a portion of such Joint IP and (2) subject to any transaction contemplated by the foregoing clause (1), neither Party shall be permitted to sublicense such Joint IP without the other Party’s prior written consent, not to be unreasonably withheld, delayed or conditioned.

9.3	Prosecution and Maintenance of Patent Rights.

9.3.1    Licensed Patent Rights. Clearside has the sole right to, at Clearside’s discretion, file, conduct prosecution, and maintain (including without limitation the defense of any interference or opposition proceedings), all Licensed Patent Rights in the Territory and all Patent Rights that Cover Clearside Improvements, provided that, Aura will have the opportunity to provide substantive review and comment on any such prosecution relating to the Field. The Parties acknowledge that the Sublicensed Patent Rights are being prosecuted and maintained pursuant to the Emory/GTRC License Agreement. Clearside shall use commercially reasonable efforts to facilitate Emory University and The Georgia Tech Research Foundation to file, conduct prosecution and maintain (including without limitation the defense of any interference or opposition proceedings) all Sublicensed Patent Rights in the Territory. If Clearside elects not to continue to seek or maintain any Licensed Patent Rights or Patent Rights that solely Cover Clearside Improvements in the Field and in any country in the Territory (the “Abandoned Patents”), then: (a) if Aura is the sole exclusive licensee of such Abandoned Patents, Clearside will provide Aura with timely notice and will provide Aura with a reasonable opportunity to assume responsibility for the continued prosecution and maintenance of such Abandoned Patents; or (b) if Aura is not the sole exclusive licensee of such Abandoned Patents, Clearside will provide Aura with timely notice and Aura and the other exclusive licensees will negotiate in good faith regarding the assumption of responsibility for the continued prosecution and maintenance of such Abandoned Patents.

9.3.2    Aura Technology. Aura has the sole right to, at Aura’s discretion and expense, file, conduct prosecution, and maintain (including without limitation the defense of any interference or opposition proceedings), all Patent Rights comprising Aura Background Technology and Aura Improvements.

9.3.3    Joint IP. Subject to reasonable consultation with Clearside and an opportunity for Clearside to timely review and comment on material documents, Aura has the sole right to, at Aura’s discretion, file, conduct prosecution, and maintain (including without limitation the defense of any interference or opposition proceedings), all Patent Rights comprising Joint IP in the Field, in the names of both Clearside and Aura. Clearside shall use commercially reasonable efforts to make available to Aura or its authorized attorneys, agents or representatives, such of its employees, consultants or representatives as Aura in its reasonable judgment deems necessary in order to assist it in obtaining patent protection for such Joint IP. Each Party shall sign, or use commercially reasonable efforts to have signed, all legal documents necessary to file and prosecute patent applications or to obtain or maintain patents in respect of such Joint IP, at its own cost.

9.3.4    Cooperation; Patent Challenges. Each Party hereby agrees: (a) to make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such Party to undertake patent prosecution; (b) to provide the other Party with copies of all material correspondence pertaining to prosecution with the patent offices in the Territory; (c) to cooperate, if necessary, appropriate and consistent with the respective Party’s intellectual property and business strategies, with the other Party in gaining patent term extensions wherever applicable to the Patent Rights Covering the Licensed Product in Field in the Territory; and (d) to endeavor in good faith to coordinate its efforts with the other Party to minimize or avoid interference with the prosecution and maintenance of the other Party’s patent applications. Without limiting the foregoing, the Party prosecuting and maintaining the Patent Right shall furnish to the other Party copies of substantive documents (e.g., applications, office actions and responses) relevant to any such efforts in advance with sufficient time for such other Party to review and provide comments on such documents, and shall in good faith take such comments into account. The Parties acknowledge that they have a shared community of legal interest in the development of products that can be manufactured, used, sold and otherwise commercialized without infringing the intellectual property rights of any third party. The Parties may exchange confidential attorney-client communications to advance certain common legal interests in accordance with this Agreement, and shall not disclose such communications to a third party, nor to employees of either party who do not have a need to know the content of such communication.

9.3.5    Patent Expenses. The patent filing, prosecution and maintenance expenses incurred after the Effective Date with respect to Patent Rights shall be borne by each Party filing, prosecuting and maintaining such Patent Rights under this Section 9.

9.3.6    Registration of licenses and sublicenses in the Territory. Aura and Clearside will perform all actions required to ensure that the licenses of the Licensed IP and sublicenses of the Sublicensed IP to Aura are approved, registered, recorded or noticed with the applicable Governmental Authorities in each applicable country in the Territory, and that all other actions required under Applicable Law are taken to ensure that such licenses and sublicenses are fully effective and enforceable. Aura and Clearside shall each use all reasonable efforts to ensure that such actions are completed as soon as practicable after the Effective Date. Clearside shall provide to Aura all such assistance as shall be reasonably required in connection with the above mentioned activities upon Aura’s reasonable request, which request shall not be unreasonably refused, withheld or delayed, and shall promptly provide Aura with all information and sign all documents required in order to complete activities mentioned above in this Section 9.3.6.

9.4	Third Party Infringement.

9.4.1    Notices. Each Party shall promptly report in writing to the other Party during the Term any (a) known or suspected infringement of any Licensed IP, Sublicensed IP, Aura Improvements or Joint IP, or (b) unauthorized use or misappropriation of any Confidential Information, Licensed IP, Sublicensed IP, Aura Improvements or Joint IP by a Third Party of which it becomes aware, and shall provide the other Party with all available evidence supporting such infringement, or unauthorized use or misappropriation.

9.4.2    Rights to Enforce. Clearside shall have the sole and exclusive right (but not obligation) to initiate an infringement or other appropriate suit anywhere in the world against any Third Party who at any time has infringed or misappropriated, or is suspected of infringing or misappropriating, any Licensed IP or Sublicensed IP in the Field, subject to Aura’s rights below. Clearside will consider in good faith any request from Aura to initiate an infringement or other appropriate suit against any Third Party with respect to matters described in Section 9.4.1 occurring in the Territory in the Field; provided, however, that Clearside shall not be required to initiate any such suit. In the event that Clearside does not promptly initiate and diligently prosecute such a suit reasonably requested by Aura within three (3) months of the request, then, subject to the Emory/GTRC License Agreement: (a) if Aura is the only exclusive licensee of such Licensed IP or Sublicensed IP, Aura shall have the right, at its expense, to initiate and conduct such suit in the Territory, subject, as applicable to the terms of any Clearside In-License; or (b) if Aura is not the only exclusive licensee of such Licensed IP or Sublicensed IP, Aura and the other exclusive licensees shall negotiate in good faith regarding the initiation and conduct of such suit in the Territory and the allocation of such expenses among such exclusive licensees, subject, as applicable to the terms of any Clearside In-License.

9.4.3    Procedures; Expenses and Recoveries. The Party having the right to initiate any infringement suit under Section 9.4.2 above shall have the sole and exclusive right to select counsel for any such suit and shall pay all expenses of the suit, including but not limited to attorneys’ fees and court costs and reimbursement of the other Party’s reasonable out-of-pocket expense in rendering assistance requested by the initiating Party. If required under Applicable Law in order for the initiating Party to initiate and/or maintain such suit, or if either Party is unable to initiate or prosecute such suit solely in its own name or it is otherwise advisable to obtain an effective legal remedy, in each case, the other Party shall join as a party to the suit and will execute and cause its Affiliates to execute all documents necessary for the initiating Party to initiate litigation to prosecute and maintain such action. In addition, at the initiating Party’s request, the other Party shall provide reasonable assistance to the initiating Party in connection with an infringement suit at no charge to the initiating Party except for reimbursement by the initiating Party of reasonable out-of-pocket expenses incurred in rendering such assistance. The non-initiating Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense. If the Parties obtain from a Third Party, in connection with such suit, any damages, license fees, royalties or other compensation (including but not limited to any amount received in settlement of such litigation) (“Recoveries”), such amounts shall be allocated in all cases as follows regardless of which Party brings the enforcement action:

(a)    first, to reimburse each Party for all expenses of the suit incurred by such Party, including but not limited to attorneys’ fees and disbursements, travel costs, court costs and other litigation expenses;

(b)    second, if such suit is related to the Sublicensed IP, any amounts required to be paid to Emory University and/or Georgia Tech Research Corporation pursuant to the Emory/GTRC Licensed Agreement shall be so paid; and

(c)    third, Aura shall be entitled to receive the remaining Recoveries as Net Sales of the Licensed Product in the Territory; provided that, Clearside shall be entitled to receive Aura Royalty Payments on such Net Sales pursuant to the terms of Section 3.1 as if such Net Sales had occurred during the time period of the infringement.

10.	TERM AND TERMINATION

10.1    Term. This Agreement shall be effective as of the Effective Date and, unless terminated earlier pursuant to Section 10.2 below, this Agreement shall continue in effect until expiration of the Royalty Term (“Term”). Upon expiration of the Term, all licenses of the Parties under Article 2 (including for clarity Section 5.4, if applicable) then in effect shall become fully paid-up, perpetual, irrevocable, exclusive licenses.

10.2	Termination Rights.

10.2.1    Termination for Cause. This Agreement may be terminated at any time during the Term as follows:

(a)    by Clearside, upon written notice to Aura if Aura is in breach of its material obligations hereunder and has not cured such breach within thirty (30) days in the case of a payment breach, or sixty (60) days in the case of all other breaches, after written notice requesting cure of the breach; however, such sixty (60) day period shall be extended for an additional thirty (30) days if Clearside is acting diligently to cure any alleged breach. Aura may seek dispute resolution if there is a disagreement on whether or not a material breach has occurred, and pending final resolution of the dispute, termination shall not be effective and Aura shall retain all its exclusive license rights hereunder;

(b)    by Aura, upon written notice to Clearside if Clearside is in breach of its material obligations hereunder and has not cured such breach within sixty (60) days after written notice requesting cure of the breach; however, such ninety (60) day period shall be extended for an additional thirty (30) days if Clearside is acting diligently to cure any alleged breach;

(c)    by Aura, at any time, upon at least sixty (60) days’ prior written notice to Clearside;

(d)    by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings of the other Party, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the event of any involuntary bankruptcy or receivership proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within sixty (60) days after the filing thereof; and

(e)    unless unenforceable under Applicable Law, by Clearside upon written notice to Aura if Aura, its Affiliates, or Sublicensees, individually or in association with any other person or entity, commences a legal action challenging the validity, enforceability or scope of any of the Licensed Patent Rights in a court or other governmental agency of competent jurisdiction, including a reexamination or opposition proceeding.

10.2.2    Effect of Termination.

(a)    Termination by Clearside. Without limiting any other legal or equitable remedies that Clearside may have, if Clearside terminates this Agreement in accordance with Section 10.2.1 (a) or 10.2.1 (d) then, all Sublicense Agreements that are in compliance with the terms of Section 2.2 shall be assigned by Aura to Clearside and shall continue in full force and effect unless the Sublicensee is in material breach or has failed to remedy such breach pursuant to the provisions of the Sublicense Agreement, in which case such Sublicense Agreement shall automatically terminate; provided, however, that Clearside shall not have any obligations under any Sublicense Agreement that are in addition to or inconsistent with this Agreement. In addition, if the Emory/GTRC License Agreement terminates for any reason, Aura shall, unless this Agreement also terminates, from the effective date of such termination, become a direct licensee of Emory/GTRC with respect to the rights sublicensed to Aura by Clearside, in which case Aura shall have the rights and obligations of Clearside under Emory/GTRC License Agreement, provided that Aura will not become a direct licensee of Emory/GTRC if Aura was the direct cause of the termination of the Emory/GTRC License Agreement.

(b)    Termination upon Bankruptcy of a Party. If this Agreement is terminated by either Party (the “Non-Bankrupt Party”) pursuant to Section 10.2.1(d) due to the rejection of this Agreement by or on behalf of the other Party (the “Bankrupt Party”) under Section 365 of the United States Bankruptcy Code (the “Code”) or an equivalent type of provision under a relevant law applicable to the Party in question, all licenses and rights to licenses granted under or pursuant to this Agreement by the Bankrupt Party to the Non-Bankrupt Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that the Non-Bankrupt Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against the Bankrupt Party under the Code, the Non-Bankrupt Party shall be entitled to a complete duplicate of, or complete access to (as the Non-Bankrupt Party deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to the Non-Bankrupt Party (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by the Non-Bankrupt Party, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Bankrupt Party upon written request therefor by the Non-Bankrupt Party. The foregoing provisions are without prejudice to any rights the Non-Bankrupt Party may have arising under the Code or other Applicable Law. The Parties intend for the substance of this Section 10.2.2(b) to apply worldwide, even if the Code does not expressly apply to the Bankrupt Party or to the Non-Bankrupt Party.

10.3    Effect of Expiration or Termination; Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including without limitation the obligation to pay royalties for the Licensed Products sold prior to such expiration or termination. The provisions of Articles 1, 7, 9 and 11 and Sections 4.6, 4.7, 4.9, 4.10, 6.2, 6.4 (but only with respect to filings and submissions made on or prior to such expiration or termination), 8.5, 8.6, 8.7, 10.2.2 and 10.3 shall survive any expiration or termination of this Agreement (in each case in accordance with its terms, as applicable). Except as set forth in this Article 10, upon termination or expiration of this Agreement all other rights and obligations of the Parties under this Agreement cease. Clearside shall exercise commercially reasonable efforts to continue any Sublicense that is not in default following the termination of the Agreement for any reason.

11.	MISCELLANEOUS

11.1    Assignment. Except as provided in this Section 11.1, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party, not to be unreasonably withheld conditioned or delayed. However, either Party may, without the other Party’s consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate or pursuant to or in connection with a Change of Control of such Party, provided that the assignee assumes the Agreement and the obligations hereunder.

11.2    Governing Law. This Agreement shall be construed and the respective rights of the Parties determined in accordance with the substantive laws of the State of New York, notwithstanding any provisions of New York law governing conflicts of laws to the contrary, and the patent laws of the relevant jurisdiction without reference to any rules of conflict of laws. Notwithstanding the foregoing, the Parties acknowledge that the laws of the State of Georgia shall apply to matters related to the Sublicensed IP to the extent required by the Emory/GTRC License Agreement.

11.3    Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral. This Agreement (including the Schedules hereto) may be amended, or any term hereof modified, only by a written instrument duly-executed by authorized representatives of both Parties hereto.

11.4    Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions, which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalid, illegal or unenforceable provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

11.5    Headings. The captions to the Articles and Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

11.6    Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

11.7    No Implied Waivers; Rights Cumulative. No failure on the part of Clearside or Aura to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

11.8    Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile, sent by email, sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Clearside, to:	Clearside Biomedical, Inc.
900 North Point Pkwy Suite 200
Alpharetta, Georgia 30005
Attention: CEO
Email: [***]

With a copy to:	Clearside Biomedical, Inc.
900 North Point Pkwy Suite 200
Alpharetta, Georgia 30005

Attn: General Counsel

Email: [***]

If to Aura, to:	Aura Biosciences, Inc.
85 Bolton Street
Cambridge, MA 02140
Attention: Elisabet de los Pinos
Email: [***]

With a copy to:	Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
One Financial Center, 39th Floor
Boston, MA 02111
Attention: Lewis J. Geffen
Email: [***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile or email on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) on receipt if sent by overnight courier; and/or (c) on receipt if sent by mail.

11.9    Compliance with Export Regulations. Neither Party shall export any technology licensed to it by the other Party under this Agreement except in compliance with U.S. and all other applicable export laws and regulations.

11.10    Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including without limitation embargoes, war, acts of war (whether war be declared or not), insurrections, terrorism, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any Governmental Authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

11.11    Dispute Resolution.

11.11.1    Disputes. The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from, or related to, this Agreement or to the breach hereof (collectively, “Dispute”). In particular, the Chief Executive Officers of the Parties shall attempt to resolve all Disputes in accordance with Section 3.4.2. In the event that the Chief Executive Officers cannot reach an agreement regarding a Dispute in accordance with Section 3.4.2, and a Party wishes to pursue the matter further, each such Dispute that is not an “Excluded Claim” shall be finally resolved by binding arbitration under the then-current Rules of Arbitration of the American Arbitration Association (“AAA”) by three (3) arbitrators appointed in accordance with the said Rules and Section 11.11.2 below, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. As used in this Section 11.11.1, the term “Excluded Claim” shall mean a dispute that concerns the validity or infringement of a patent, trademark or copyright.

11.11.2    Arbitration. The arbitration shall be conducted by a panel of three (3) persons experienced in the pharmaceutical business who are independent of both Parties and neutral with respect to the Dispute presented for arbitration. Within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be New York, NY, and all proceedings and communications shall be in English.

Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees, and the Party that does not prevail in the arbitration proceeding shall pay the arbitrators’ and any administrative fees of arbitration. Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

(a)    The Parties agree that, in the event of a Dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the Dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the Dispute shall be refunded promptly if an arbitrator or court determines that such payments are not due.

(b)    The Parties hereby agree that any disputed performance or suspended performances pending the resolution of the arbitration that the arbitrators determine to be required to be performed by a Party must be completed within a reasonable time period following the final decision of the arbitrator.

(c)    The Parties hereby agree that any monetary payment to be made by a Party pursuant to a decision of the arbitrators shall be made in United States dollars, free of any tax or other deduction. The Parties further agree that the decision of the arbitrators shall be the sole, exclusive and binding remedy between them regarding determination of the matters presented to the arbitrator.

11.12    Independent Contractors. It is expressly agreed that Clearside and Aura shall be independent contractors and that the relationship between Clearside and Aura shall not constitute a partnership, joint venture or agency. Clearside shall not have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on Aura, without the prior written consent of Aura, and Aura shall not have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on Clearside without the prior written consent of Clearside.

11.13    Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.14    Binding Effect; No Third Party Beneficiaries. As of the Effective Date, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Except as expressly set forth in this Agreement, no person or entity other than the Parties and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

AURA BIOSCIENCES, INC.	CLEARSIDE BIOMEDICAL, INC.

By: /s/ Elizabet de los Pinos Name: Elizabet de los Pinos Title: Chief Executive Officer	By: /s/ George Lasezkay Name: George Lasezkay Title: CEO

SCHEDULE A

LICENSED PATENT RIGHTS

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Schedule A

SCHEDULE B

SUBLICENSED PATENT RIGHTS

[***]

Schedule B